ARTICLES OF AMENDMENT

                                       OF

                          IDS Tax-Free Money Fund, Inc

         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Tax-Free Money Fund, Inc., incorporated under the laws of the State of Minnesota April 8, 1986, amends its Articles of Incorporation to change the name of the corporation to AXP Tax-Free Money Fund, Inc. The new Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                         AXP Tax-Free Money Fund, Inc.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.


Dated this 16th day of June, 1999.



                                         AXP Tax-Free Money Fund, Inc.



                                         By /s/ Leslie L. Ogg
                                                Leslie L. Ogg
                                           Vice President and Secretary


STATE OF MINNESOTA)
                  )SS.
COUNTY OF DAKOTA  )

 The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                                         By /s/ Diane R. Kepp
                                                Notary Public